Exhibit 10.4

SoundHound AI, Inc.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (the “Director Compensation Policy”) is effective as of June 2, 2022 (the “Effective Date”).

Each member of the Board of Directors (the “Board”) of SoundHound AI, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Outside Director”) will receive the compensation described in this Director Compensation Policy for Board service on and after the Effective Date or, if such person becomes an Outside Director after the Effective Date, the date on which such person commences service as an Outside Director.

This Director Compensation Policy may be amended at any time in the sole discretion of the Board. Capitalized terms not explicitly defined in this Director Compensation Policy but defined in the Plan (as defined below) will have the same definitions as in the Plan.

An Outside Director may decline all or any portion of compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

1.	Annual Cash Retainer

a.	Each Outside Director shall receive an annual cash retainer of $32,000 for his or her service on the Board, and each Outside Director who serves as chair or member of the following committees of the Board will be paid an additional annual cash retainer as follows (together, the “Annual Retainer”):

i.	Chair of the Audit Committee: $20,000

ii.	Member of the Audit Committee: $10,000

iii.	Chair of the Compensation Committee: $14,500

iv.	Member of the Compensation Committee: $7,300

v.	Chair of the Nominating and Corporate Governance Committee: $7,500

vi.	Member of the Nominating and Corporate Governance Committee: $3,800

For the avoidance of doubt, an Outside Director who serves as chair of a committee of the Board will not also be paid the additional annual cash retainer for service as a member of such committee.

b.	The Annual Retainer is for general availability and participation in meetings and conference calls, inclusive of all Board and committee service. There is no additional compensation for attending individual Board or committee meetings, or for participation in any other committees or subcommittees of the Board.

c.	The Annual Retainer will be paid in four (4) equal quarterly payments at the end of each calendar quarter in arrears. The quarterly payment will be pro-rated if the Outside Director is first appointed during the calendar quarter or ceases to serve on the Board or a committee during the calendar quarter, with the payment pro-rated based on the number of actual days served by the Outside Director during such calendar quarter.

2.	Equity Compensation

a.	The equity compensation set forth below will be granted under the Company’s 2022 Incentive Award Plan, as may be amended and restated from time to time, or any successor equity incentive plan adopted by the Company (the “Plan”) and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Outside Directors.

b.	All grants of equity awards to Outside Directors pursuant to this Section 2 will be automatic and nondiscretionary. No person will have any discretion to select which Outside Directors will be granted any awards under this Section 2 or to determine the number of shares to be covered by such awards.

c.	Initial Grant

i.	Each Outside Director serving on the Board as of the Effective Date or first elected thereafter shall automatically, and without further action by the Board, be granted Restricted Stock Units (“RSUs”) having a grant date value of $380,000 (the “Initial Grant”) upon the Outside Director’s first date of service (or the Effective Date, if later), although no grant shall be made until a Form S-8 is on file with the Securities and Exchange Commission (“SEC”) to register shares under the Plan.

ii.	The number of RSUs subject to the Initial Grant will be equal to: (A) $380,000, divided by (B) the average quoted closing trading price of the Company’s Common Stock on the principal trading market on which the Common Stock trades during the twenty (20) trading days preceding and including the grant date, rounded down to the nearest whole share.

iii.	Prior to the grant date, an Outside Director may elect to receive half of the Initial Grant to paid in the form of Nonqualified Stock Options, with the number of Options having a grant date value of $190,000 under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, and the remaining half of the Initial Grant ($190,000) to be paid as RSUs, calculated in the manner described above.

iv.	The Initial Grant will vest over three years, subject to the Outside Director’s continuous Board service on each applicable vesting date, with one-third of the Initial Grant to vest on the one-year anniversary of the Outside Director’s first date of service (or the Effective Date, if later) and one-twelfth of the Initial Grant to vest as of the beginning of each calendar quarter thereafter (i.e., each January 1, April 1, July 1, and October 1).

v.	To the extent granted as Options:

1.	The exercise price per share will be equal to 100% of the Fair Market Value of the underlying Common Stock on the grant date.

2.	The Options will have a term of ten (10) years from the grant date, subject to earlier expiration in connection with a termination of Board service.

3.	Following termination of the Outside Director’s service on the Board, the Initial Grant, to the extent vested, will remain exercisable for one (1) year if the termination is on account of death or Disability or for ninety (90) days for any other termination, but not later than the expiration of the 10-year option term. Notwithstanding the foregoing, the vested and unvested portion of any Option shall immediately terminate if the Outside Director commits an act of Cause or violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any confidentiality and nondisclosure agreement or other agreement between the Outside Director and the Company or any of its Subsidiaries.

4.	In the event of an Equity Restructuring as described in Section 8.1 of the Plan, the Administrator shall appropriately and proportionately adjust the number of shares and exercise price, as applicable, for any Initial Grant made before the date of such event.

d.	Annual RSU Grant

i.	Each Outside Director automatically, and without further action by the Board, will be granted Restricted Stock Units having a grant date value of $165,000 (the “Annual RSU Grant”) upon the Outside Director’s first date of service (or the Effective Date, if later) and, in each year thereafter, on the date of each Company annual stockholder meeting, although no grant shall be made until a Form S-8 is on file with the SEC to register shares under the Plan.

ii.	The number of RSUs subject to each Annual RSU Grant will be equal to: (A) $165,000, divided by (B) the average quoted closing trading price of the Company’s Common Stock on the principal trading market on which the Common Stock trades during the twenty (20) trading days preceding and including the grant date, rounded down to the nearest whole share.

iii.	The Annual RSU Grant will vest in four (4) approximately equal quarterly tranches as of the beginning of each calendar quarter following the grant date (i.e., each January 1, April 1, July 1, and October 1), with the final tranche vesting on the first anniversary of the grant date, subject to the Outside Director’s continuous Board service on each applicable vesting date.

e.	Treatment on a Change in Control. In the event of a Change in Control, any then-unvested Initial Grant or Annual RSU Grant will fully vest (and become exercisable, in the case of an Option) as of immediately prior to the effective time of such transaction, subject to the Outside Director’s continuous Board service through the effective date of such transaction.

3.	Travel Expense Reimbursement

The Company will reimburse each Outside Director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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